Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Appoints Neil Hunn President and Chief Executive Officer;
Succeeds Brian Jellison Who Remains Executive Chairman

Sarasota, Florida, August 24, 2018 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, announced that Neil Hunn has been appointed President and Chief Executive Officer, effective September 1, 2018. Mr. Hunn is currently Roper’s Chief Operating Officer and has served as an Executive Vice President and Group Vice President since joining the Company in 2011. The Company anticipates that Mr. Hunn will be elected to its Board of Directors in the near future.

In accordance with the Company’s long-term succession planning process, Mr. Hunn will succeed Brian Jellison, who will remain Executive Chairman of Roper’s Board of Directors. Mr. Jellison has decided to step down from his positions as President and Chief Executive Officer to focus on his health following the diagnosis of a medical condition at the end of last week.

Mr. Hunn has been instrumental in driving Roper’s performance and positioning the Company for future growth. He has played a key leadership role in a broad range of operational initiatives, including spearheading growth across all of the Company’s software and medical technology businesses, and he has been instrumental in the Company’s investment in and development of its application software platforms. Mr. Hunn has also improved both Roper’s operating review and long term strategic planning processes.

Mr. Jellison said: “In his seven years since joining Roper, including his time as our Chief Operating Officer, Neil has distinguished himself as an extraordinary leader. He and I have worked side-by-side, and I have watched him drive the growth of our businesses, expand our portfolio and develop our talent. Neil understands the strategic and operating disciplines that have driven Roper’s success for almost two decades, and I am fortunate to be able to pass the torch to such a strong leader.”

“Though this recent development in my personal life has accelerated this transition, we have had a succession plan in place for several years and these changes represent the culmination of our disciplined plan. While it’s important for me to step away from the day-to-day responsibilities of the CEO role, I am very pleased to remain involved in charting Roper’s long-term path forward as Executive Chairman and to serve as a resource for Neil and our Board,” Mr. Jellison added.

Mr. Hunn commented: “I am grateful to the Board for its confidence in me. Roper has demonstrated a unique ability to consistently compound cash flows and shareholder returns over the past 17 years. This performance is underpinned by governance and capital deployment processes that enable our results. A key part of my job will be to ensure our strategy is executed with continued discipline and rigor. We are thankful that Brian will remain as Executive Chairman and look forward to benefiting from his continued guidance and support.”

Wilbur Prezzano, Roper’s Lead Independent Director, added: “On behalf of the Board of Directors and all of Roper’s 15,000 plus employees, we thank Brian for his contributions over the past 17 years. Due to his leadership, Roper has evolved into a leading technology company with robust growth and a positive financial outlook. We are confident that under Neil’s leadership Roper will build on its industry-leading position, and continue its focus on creating exceptional shareholder value and long-term growth.”

About Neil Hunn

Mr. Hunn joined Roper in 2011 as Group Vice President with the Company’s medical segment and served as Executive Vice President before becoming Chief Operating Officer. He has been instrumental in driving the growth and capital deployment activities throughout Roper’s businesses with a particular focus on the Company’s application software strategies. Prior to joining Roper, Mr. Hunn served ten years at MedAssets, an Atlanta-based SaaS company, in a variety of positions, including as Executive Vice President and CFO and as President of its revenue cycle technology businesses. He successfully led MedAssets’ initial public offering and the execution of several M&A transactions. He was previously with CMGI, an incubator of Internet businesses, and Parthenon Group, a strategy consulting firm. Mr. Hunn earned his MBA from Harvard Business School and his bachelor’s degree in finance and accounting from Miami University (Ohio).

About Brian Jellison

Mr. Jellison, age 72, has enjoyed a 50 year career of business success. Mr. Jellison joined Roper as President and CEO in 2001 and became Chairman of the Board in 2003. During his tenure, the Company has grown its market capitalization from $1.5 billion to over $30 billion. Prior to joining Roper, Mr. Jellison previously served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding Mr. Jellison’s continuing role with the company, the expected timing of Mr. Hunn’s appointment, the execution of the company’s succession plan, and the company’s future performance and success. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to manage risks associated with the chief executive officer transition and our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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